Exhibit 99.1

Investors:

Ron Parham

Columbia Sportswear Investor Relations and Corporate Communications

(503) 985.4584

rparham@columbia.com

Media:

Scott Trepanier

Columbia Sportswear Public Relations

(503) 985-4183

strepanier@columbia.com

COLUMBIA SPORTSWEAR COMPANY EXPANDS BOARD OF DIRECTORS AND ELECTS MALIA WASSON, FORMER PRESIDENT OF U.S. BANK OF OREGON

Portland, Ore. March 23, 2015 – The board of directors of Columbia Sportswear Company, (NASDAQ:COLM), voted to expand the board to 11 members (from 10 previously) and elected Malia H. Wasson to serve in the newly-created position, effective March 19, 2015. The board also nominated Ms. Wasson for election by the shareholders to a full term as a board member at the company’s next Annual Meeting of Shareholders, scheduled to be held Tuesday, May 19, 2015.

Wasson served as President of Oregon and Southwest Washington for U.S. Bank from 2005 to 2015, capping a banking industry career that spanned 33 years.

“Malia Wasson brings strong leadership and advisory skills to our board,” said Tim Boyle, CEO of Columbia Sportswear Company. “I’m confident that she will be a thoughtful and staunch advocate for our shareholders, a trusted colleague of the board, and a valuable advisor to management and the business.”

As President of U.S. Bank, Wasson served as U.S. Bank’s senior executive in the region and led the U.S. Bank Board in Portland. She also led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. In 2013, U.S. Bank honored Malia with the Circle of Service Excellence Award, recognizing her as one of the bank’s strongest and most inspiring contributors. Prior to joining U.S. Bank in 1989, Malia held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon.

Wasson is a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and serves as a board member of several civic organizations including Oregon Business Council, OHSU Foundation and OHSU Knight Cancer Institute, and American Leadership Forum, among others. A lifelong Oregonian, Wasson earned her Bachelor of Science and Commerce degree in finance from Santa Clara University.

For a complete list of the members of the Columbia Sportswear Company board of directors that Wasson is joining, please visit http://investor.columbia.com/directors.cfm.

About Columbia Sportswear

Columbia Sportswear Company markets lifestyle apparel, footwear, accessories and equipment through a portfolio of brands for active lives. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com, and www.outdry.com.

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